UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     March 17, 2014

World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Fifth Amendment to Amended and Restated Revolving Credit Facility

On March 17, 2014, World Acceptance Corporation (the “Company”) entered into a fifth amendment (the “Fifth Amendment”) to the Amended and Restated Revolving Credit Agreement, originally dated as of September 17, 2010 (as cumulatively amended, the “Revolving Credit Agreement”), among the Company, the lenders and other banks named therein, and Wells Fargo Bank, National Association (“Wells Fargo”), as successor Administrative Agent and successor Collateral Agent.

The Fifth Amendment amends the Revolving Credit Agreement as follows: changes to 10% for all applicable periods (as opposed to 15%) the “excess availability percentage” the Company must maintain to qualify for exception from a restricted payments covenant to permit the Company to make stock repurchases; lowers the minimum net worth test for purposes of the consolidated net worth covenant to $265.0 million; increases the amount of permitted “total debt” to 325% of “consolidated adjusted net worth” (as opposed to 300%); no longer requires the deduction of property held for less than 90 days, minority interests, direct loan origination costs, restricted investments and all unrestricted subsidiaries from net book value to determine “consolidated adjusted net worth”; and other required amendments to allow for the issuance of letters of credit.

The Company’s domestic subsidiaries that are parties to an amended and restated security agreement and an amended and restated guaranty agreement entered in connection with the Revolving Credit Agreement acknowledged and consented to the Fifth Amendment and confirmed that their obligations under these agreements remain in full force and effect with respect to the Company’s obligations after giving effect to the Fifth Amendment.

The foregoing description of the Fifth Amendment, including certain terms in this description which are defined in the Revolving Credit Agreement, is qualified in its entirety by the terms of the Amended and Restated Credit Agreement, dated as of September 17, 2010 among the Company, the lenders named therein and Bank of Montreal, as Administrative Agent, filed as Exhibit 10.1 to the Company’s Form 8-K filed September 21, 2010, as initially amended by the terms of the first amendment, dated as of August 31, 2011, to the Amended and Restated Credit Agreement, filed as Exhibit 10.1 to the Company’s Form 8-K filed September 1, 2011, as further amended by the second amendment, dated as of May 1, 2012, to the Amended and Restated Credit Agreement, filed as Exhibit 10.1 to the Company’s Form 8-K filed May 1, 2012, as further amended by the third amendment, dated as of November 19, 2012, to the Amended and Restated Credit Agreement, filed as Exhibit 10.1 to the Company’s Form 8-K filed November 20, 2012, as further amended by the fourth amendment, dated as of September 6, 2013, to the Amended and Restated Credit Agreement, filed as Exhibit 10.1 to the Company’s Form 8-K filed September 9, 2013, and as further amended by the Fifth Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 8.01.	Other Events.

On March 17, 2014, the Board of Directors authorized the Company to repurchase up to $50.0 million of the Company’s common stock. This repurchase authorization follows, and is in addition to, a similar repurchase authorization of $50.0 million announced on February 6, 2014. After taking into account all shares repurchased through March 19, 2014, the Company has approximately $51.8 million (including pending repurchase orders subject to settlement), in aggregate remaining repurchase capacity under all of the Company’s outstanding repurchase authorizations. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The Company’s stock repurchase program may be suspended or discontinued at any time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 –Fifth Amendment to Amended and Restated Revolving Credit Agreement, dated as of March 17, 2014, among World Acceptance Corporation, the lender parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2014
World Acceptance Corporation

	By:	/s/ John L. Calmes, Jr.
John L. Calmes, Jr.
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1
Fifth Amendment to Amended and Restated Revolving Credit Agreement, dated as of March 17, 2014, among World Acceptance Corporation, the lender parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.